Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL 2013
Maintaining Strong Operating Efficiencies; Strengthening Balance Sheet;
Continued New Customer Wins and Revenue Diversification
Spokane Valley, WA— April 30, 2013 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the three and nine months ended March 30, 2013.
For the third quarter of fiscal year 2013, Key Tronic reported total revenue of $84.3 million, compared to $95.5 million in the same period of fiscal year 2012. For the first nine months of fiscal 2013, total revenue was $276.4 million, up 11% from $249.7 million in the same period of fiscal 2012.
Net income for the third quarter of fiscal year 2013 was $2.9 million or $0.26 per diluted share, compared to $3.4 million or $0.32 per diluted share for the same period of fiscal year 2012. For the first nine months of fiscal 2013, net income was $10.2 million or $0.94 per diluted share, up 30% from $7.8 million or $0.74 per diluted share for the same period of fiscal 2012.
For the third quarter of fiscal year 2013, gross margin was 9% and operating margin was 4%, compared to 9% and 5%, respectively, in the same period of fiscal year 2012.
“After strong year-over-year growth in the first half of fiscal 2013, our revenue in the third quarter was primarily impacted by the anticipated and previously disclosed slowdown from the large customer that began to reduce production levels in the second quarter,” said Craig Gates, President and Chief Executive Officer. “Although we saw a continued ramp up of our new programs in the third quarter, those increases did not yet offset the decreased demand from this one customer. At the same time, we maintained strong operating efficiencies and further strengthened our balance sheet. Over the last year we, paid off over $16.0 million of bank debt, bringing the debt balance to zero, and increased our cash balance by nearly $3.0 million.
“We continue to see a robust pipeline of potential new business and have further diversified our future revenue base during the third quarter by winning new customer programs involving RFID, industrial power, LED lighting and commercial washroom equipment. At the end of the third quarter of fiscal 2013, we were generating revenue from 177 separate programs and had 56 distinct customers, up from 155 programs and 42 customers a year ago. While we expect our fourth quarter results to be similar to the third quarter, we currently anticipate renewed sequential growth during the coming fiscal year.”

Business Outlook
For the fourth quarter of fiscal year 2013, the Company expects to report revenue in the range of $83 million to $87 million, and earnings in the range of $0.21 to $0.27 per diluted share. The expected earnings range assumes an effective tax rate of 32%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 866-225-8754 or +1-480-629-9645. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4588514). A replay will also be available on the Company's Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world's leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as 'aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets' or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company's statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2013. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers' forecasts; success of customers' programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company's SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Net sales	$84,343	$95,527	$276,418	$249,742
Cost of sales	76,483	86,803	249,587	229,145
Gross profit	7,860	8,724	26,831	20,597
Research, development and engineering expenses	1,329	1,153	3,804	3,266
Selling, general and administrative expenses	2,938	2,879	8,406	8,229
Total operating expenses	4,267	4,032	12,210	11,495
Operating income	3,593	4,692	14,621	9,102
Interest expense, net	38	130	246	357
Income before income taxes	3,555	4,562	14,375	8,745
Income tax provision	692	1,168	4,189	930
Net income	$2,863	$3,394	$10,186	$7,815
Net income per share — Basic	$0.27	$0.32	$0.97	$0.75
Weighted average shares outstanding — Basic	10,489	10,447	10,488	10,437
Net income per share — Diluted	$0.26	$0.32	$0.94	$0.74
Weighted average shares outstanding — Diluted	10,931	10,762	10,888	10,517

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 30, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$3,202	$502
Trade receivables, net	48,435	60,709
Inventories	47,743	58,439
Deferred income tax asset	891	5,201
Other	7,610	4,639
Total current assets	107,881	129,490
Property, plant and equipment—net	18,195	17,306
Other assets:
Deferred income tax asset	4,270	2,703
Other	3,896	1,413
Total other assets	8,166	4,116
Total assets	$134,242	$150,912
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,284	$43,025
Accrued compensation and vacation	6,797	6,337
Current portion of other long-term obligations	762	729
Other	3,802	3,163
Total current liabilities	38,645	53,254
Long-term liabilities:
Revolving loan	—	15,011
Deferred income tax liability	1,607	1,094
Other long-term obligations	956	2,945
Total long-term liabilities	2,563	19,050
Total liabilities	41,208	72,304
Shareholders' equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,489 and 10,481 shares, respectively	43,131	42,372
Retained earnings	47,081	36,895
Accumulated other comprehensive income (loss)	2,822	(659)
Total shareholders' equity	93,034	78,608
Total liabilities and shareholders’ equity	$134,242	$150,912

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